Exhibit 99.1

Investor / Media contact:
Josh Duckworth
513-397-2292
joshua.duckworth@cinbell.com

Cincinnati Bell Announces Early Results of Tender Offers

CINCINNATI - November 12, 2012 - Cincinnati Bell Inc. (NYSE:CBB) today announced that as of 5:00 p.m., New York City time, on November 9, 2012 (the “Early Tender Date”), the principal amounts listed in the table below of its 8.375% Senior Notes due 2020 (CUSIP No. 171871AN6) (the “2020 Notes”) and its 8.25% Senior Notes due 2017 (CUSIP No. 171871AL0) (the “2017 Notes” and, together with the 2020 Notes, the “Notes”) had been tendered in connection with its previously announced cash tender offers for up to a maximum aggregate purchase price of $100,000,000 (the “Maximum Purchase Price”) of outstanding Notes.

CUSIP Number	Title of Security	Acceptance Priority Level	Outstanding Principal Amount Prior to Early Tender Date	Principal Amount Tendered
171871AN6	8.375% Senior Notes due 2020	1	$775,000,000	$475,817,000
171871AL0	8.250% Senior Notes due 2017	2	$500,000,000	$379,482,000

The terms and conditions of the tender offers are described in the Offer to Purchase and related Letter of Transmittal, dated October 29, 2012, distributed to holders of the Notes. Payments of the consideration for the Notes validly tendered on or before the Early Tender Date and accepted for purchase are expected to be made on or about November 20, 2012.

Holders who validly tendered their 2020 Notes on or before the Early Tender Date and whose 2020 Notes are accepted for purchase will receive total consideration of $1,097.50 per $1,000 principal amount of 2020 Notes, including an early tender premium of $30.00 per $1,000 principal amount of 2020 Notes, subject to the terms and conditions set forth in the Offer to Purchase and related Letter of Transmittal.

It is anticipated that Cincinnati Bell will not accept for purchase any validly tendered and not subsequently validly withdrawn 2017 Notes. The 2020 Notes have a higher purchase priority than the 2017 Notes and on any payment date Cincinnati Bell will accept for purchase all validly tendered and not subsequently validly withdrawn 2020 Notes, subject to the Maximum Purchase Price, prior to accepting any 2017 Notes for purchase (the “Acceptance Priority”).

Acceptance of Notes for purchase in the tender offers is subject to the Maximum Purchase Price, acceptance priorities and proration, all as described in the Offer to Purchase. All Notes that were tendered for purchase prior to the Early Tender Date will have priority over any Notes that are tendered for purchase after the Early Tender Date. Accordingly, as the aggregate purchase price for Notes tendered for purchase prior to the Early Tender Date equals or exceeds the Maximum Purchase Price, it is anticipated that no Notes tendered for purchase after the Early Tender Date will be accepted for purchase (even if they have a higher purchasing priority as indicated by the Acceptance Priority Level in the table above). Validly tendered Notes may no longer be validly withdrawn.

Cincinnati Bell has retained Barclays Capital Inc. and Morgan Stanley & Co. LLC to serve as the dealer managers for the Tender Offers. Requests for documents may be directed to D.F. King & Co., Inc., the information agent, by telephone at (800) 431-9633 or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, Attention: Elton Bagley. Questions regarding the Tender Offers may be directed to Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), or Morgan Stanley & Co. LLC at (800) 624-1808 (toll-free) or (212) 761-1057 (collect), or in writing at Barclays Capital Inc., Attention: Liability Management Group at 745 Seventh Avenue, 5th floor, New York, NY 10019 or Morgan Stanley & Co. LLC, Attention: Liability Management Group at 1585 Broadway, Floor 4, New York, NY 10036.

Cincinnati Bell's obligation to accept any securities tendered and to pay the consideration for them is set forth solely in the Offer to Purchase and related Letter of Transmittal.

This press release is not an offer to purchase or a solicitation of an acceptance of the tender offers. Cincinnati Bell may extend or, subject to certain conditions, terminate the tender offers at any time and in its sole discretion.

Safe Harbor Note

This release may contain forward-looking statements regarding future events and our future results that are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “predicts,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this release and those discussed in other documents we file with the Securities and Exchange Commission (SEC). More information on potential risks and uncertainties is available in our recent filings with the SEC, including Cincinnati Bell's Form 10-K report, Form 10-Q reports and Form 8-K reports. Actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions - including local, long distance, data, Internet, entertainment and wireless services - that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, Cincinnati Bell provides best-in-class data center colocation services to its enterprise customers through its facilities with fully redundant power and cooling solutions that are currently located in the Midwest, Texas, London and Singapore. Complementing the colocation products, Cincinnati Bell also offers complex information technology solutions like managed services and technology staffing.